As filed with the Securities and Exchange Commission on December 16, 2024

Registration No. 333-282559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SOLUNA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7374	14-1462255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

325 Washington Avenue Extension

Albany, New York 12205

(516) 216-9257

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Belizaire

Chief Executive Officer

Soluna Holdings, Inc.

325 Washington Ave Extension

Albany, New York 12205

(516) 216-9257

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Siesser, Esq.

Daniel L. Forman, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 204-8688

Approximate date of commencement of proposed sale to the public:

From time to time, as determined by the Selling Holders, after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The Selling Holders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 16, 2024

PRELIMINARY PROSPECTUS

Up to 3,508,024 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 3,508,024 shares of common stock, par value $0.001 (“Common Stock”), of Soluna Holdings, Inc., a Nevada corporation (the “Company,” “We,” or “Us”). These shares of Common Stock consist of:

●	3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell to YA II PN, Ltd. (the “Investor”) from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement, dated as of August 12, 2024, entered into by and between the Company and the Investor (the “SEPA”);
●	59,382 shares of Common Stock (the “Commitment Shares”) issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA;
●	140,000 shares of Common Stock issuable upon the exercise of the warrants (the “Warrants”) issued to Chuntao Zhou (the “Series B Holder”), the holder of our Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); and
●	308,642 shares of Common Stock (the “Release Shares”) issued to the two other Selling Holders pursuant to the Release Agreement (as defined below).

Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock.

The Warrants were issued to the Series B Holder on October 1, 2024, pursuant to the waiver it granted the Company in connection with the SEPA. The Warrants have an exercise price of $0.01 and expire on October 1, 2029.

On October 1, 2024, the Company and Univest Securities, LLC (“Univest”) entered into a General Release Agreement (the “Release Agreement”) whereby the parties agreed to terminate all prior agreements with respect to investment banking and placement agency services offered by Univest to the Company. Under the Release Agreement, the Company agreed to issue Univest $1,000,000 of shares of Common Stock and to include such shares in the Company’s next registration statement. The number of shares issued was calculated based on the five-day volume weighted average price (“VWAP”) ending October 1, 2024. The Release Shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Release Agreement, the shares were issued to settle all financial matters between the Company and Univest, including any payment obligations that the Company had towards Univest in connection with the services that Univest provided, in exchange for a mutual release. Also under the Release Agreement, Univest agreed, during the period commencing on the day such registration statement is declared effective by the SEC and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the three month anniversary thereof (such period, the “Leak-Out Period”) to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 13, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,090,584 shares of Common Stock outstanding. Assuming a (i) Market Price of $3.04 and, (ii) no beneficial ownership limitations, we may issue up to 8,566,338 shares of Common Stock under Pricing Option 1 and up to 8,478,025 shares of Common Stock under Pricing Option 2, which would reflect approximately 45.9% and 45.7%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to the Series B Holder in connection with advances under the SEPA.

We may not have access to the full $25 million amount available under the SEPA due to the reasons noted above. Please see “The Standby Equity Purchase Agreement” for more information regarding the SEPA. This prospectus only covers 3,000,000 shares that may be issued under the SEPA.

The shares of Common Stock that may be sold by the Selling Holders and the shares of Common Stock that may be issued by us are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Holders of the Offered Securities.

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of Offered Securities. We are registering certain shares of our Common Stock for sale by the Selling Holders pursuant to various registration rights agreements with the Selling Holders. See the section of this prospectus entitled “Selling Holders” for more information.

The Investor is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by the Investor and any discounts, commissions, or concessions received by the Investor are deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Holders may offer and sell the securities covered by this prospectus from time to time. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth in a post-effective amendment to the registration statement of which this prospectus forms a part. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. We will file a prospectus supplement or post-effective amendment, as applicable, with any information regarding any permitted transferees of the Selling Holders when such transferees become identifiable. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Our Common Stock is listed on Nasdaq under the symbol “SLNH.” On December 13, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $2.68 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, on April 1, 2024 and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2024.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Holders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Holders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 7, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Business

Unless the context requires otherwise in this registration statement, the terms “SHI,” “Soluna,” the “Company,” “we,” “us,” and “our” refer to Soluna Holdings, Inc. together with its consolidated subsidiaries, “SCI” refers to Soluna Computing, Inc., formerly known as EcoChain, Inc. Other trademarks, trade names, and service marks used in this registration statement are the property of their respective owners.

Soluna Holdings, Inc. is a digital infrastructure company that specializes in transforming surplus renewable energy into computing resources. The Company’s strategy is to operate data centers co-located with wind, solar, and hydroelectric power plants, supporting compute-intensive applications, including Bitcoin mining, generative AI, and scientific computing. This approach aims to create a more sustainable grid while providing cost-effective and environmentally friendly computing solutions.

Soluna Holdings, Inc., was originally incorporated in the State of New York in 1961 as Mechanical Technology, Incorporated and reincorporated in the State of Nevada on March 24, 2021. Headquartered in Albany, New York, the Company changed its name from “Mechanical Technology, Incorporated” to Soluna Holdings, Inc. on November 2, 2021. On October 29, 2021, Soluna Callisto merged into Soluna Computing, Inc. (“SCI”), a private green data center development company. Effective December 31, 2023, SCI transferred substantially all of its assets to SHI and/or its subsidiaries, and SHI currently conducts its business through its wholly-owned subsidiary, Soluna Digital, Inc. (“SDI”). Additionally, SHI formed Soluna Cloud, Inc. (“Soluna Cloud”) on March 24, 2024, to operate cloud, co-location, and data hosting services related to high performance computing and AI. On April 2, 2024, SHI formed Soluna Energy, Inc. (“SEI”) to own and manage renewable energy power purchase agreements and land leases through a series of service subsidiaries.

During fiscal year 2021, the Company commenced mining operations at its Murray, Kentucky location (“Project Sophie”) and Calvert City, Kentucky site (“Project Marie”). Project Marie was decommissioned in February 2023, while Project Sophie transitioned its focus from proprietary Bitcoin mining to hosting customers’ Bitcoin mining operations in the second quarter of 2023. All 25 MW of Project Sophie now perform data hosting services, including an AI customer pilot conducted during the first half of 2024. The Company has since sold all Bitcoin miners at Project Sophie and redeployed the capital. In September 2022, the Company divested specific mining assets at its Wenatchee, Washington facility (“Project Edith”), while continuing to manage operational contracts for the new owner. In August 2024, the Company divested the legal entity and ceased management of operational contracts for the new owner.

The Company’s Texas site (“Project Dorothy”), located at a wind farm, holds the potential for up to 100 MW of power generation. By June 2024, SHI had energized 50 MW of the site across two phases, Project Dorothy 1A and 1B. As of June 30, 2024, SHI holds a 14.6% ownership interest in Soluna DVSL ComputeCo, LLC (“DVSL”), owner of Project Dorothy 1A, and a 51% ownership interest in Soluna DV ComputeCo, LLC (“DVCC”), owner of Project Dorothy 1B.

On June 18, 2024, Soluna AL CloudCo, LLC (“CloudCo”), a subsidiary of Soluna Cloud, entered into an agreement with Hewlett Packard Enterprise Company (“HPE”). Under this agreement, HPE will provide data center and cloud services for AI and supercomputing applications utilizing NVIDIA H100 Graphic Processing Units. This agreement involves an initial pre-payment of $10.3 million, with a total commitment of $34 million over a 36-month period, and offers the potential for expansion based on mutual agreement.

Soluna is committed to leveraging its data centers and renewable energy partnerships to support the growing demands of Bitcoin mining, AI, and other high-performance computing industries, while maintaining a focus on sustainable, cost-effective energy use.

Standby Equity Purchase Agreement with the Investor

On August 12, 2024, we entered into the SEPA with the Investor. Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock. We are registering hereunder the resale of 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA. We are also registering for resale the 59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time, after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA.

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Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 13, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,090,584 shares of Common Stock outstanding. Assuming a (i) Market Price of $3.04 and, (ii) no beneficial ownership limitations, we may issue up to 8,566,338 shares of Common Stock under Pricing Option 1 and up to 8,478,025 shares of Common Stock under Pricing Option 2, which would reflect approximately 45.9% and 45.7%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to a Selling Holder in connection with advances under the SEPA.

In addition, we also agreed to pay the Investor a commitment fee, equal to $250,000, or 1.0% of the aggregate amount available to be sold under the SEPA, in shares of Common Stock, for its irrevocable commitment to purchase our shares of Common Stock under the SEPA (the “Commitment Fee”). The Company issued 59,382 Commitment Shares to the Investor on September 4, 2024, in satisfaction of the Commitment Fee.

Pursuant to the SEPA, we were required to register resales of the shares of Common Stock eligible to be sold pursuant to the SEPA and the Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

On November 15, 2024, at a Special Meeting of Stockholders and pursuant to the rules of the Nasdaq Capital Market, we obtained stockholder approval to issue to the Investor, pursuant to the SEPA, shares of Common Stock that exceed 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA.

On October 1, 2024, the Company and Univest entered into the Release Agreement whereby the parties agreed to terminate all prior agreements with respect to investment banking and placement agency services offered by Univest to the Company. Under the Release Agreement, the Company agreed to issue Univest $1,000,000 of shares of Common Stock and to include such shares in the Company’s next registration statement. The number of shares issued was calculated based on the five-day VWAP ending October 1, 2024. The Release Shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Pursuant to the Release Agreement, the shares were issued to settle all financial matters between the Company and Univest, including any payment obligations that the Company had towards Univest in connection with the services that Univest provided, in exchange for a mutual release. Also under the Release Agreement, Univest agreed, during the Leak-Out Period, to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

Recent Developments

Since the filing of our last Form 10-Q, we have announced certain material events via filing of Forms 8-K. Not filed, or filed by reference of press releases, have been the following subsequent and recent material events:

The Company is developing Project Kati which is expected to be a 166MW data center for AI, machine learning, Bitcoin hosting and other computing-intensive applications, as well as joint venture potential. It will be co-located with a wind farm in Texas. The Company has received final ERCOT approval for the Reactive Power Study which is the last study required to exit planning. It is also waiting for required amendments to Las Majadas Wind Farm’s agreement with the transmission service provider to be completed.

The Company is developing Project Rosa which is expected to be a 187MW data center for AI and Bitcoin hosting and other computing-intensive applications, as well as joint venture potential. It will be co-located with a wind farm in Texas. The Company has signed Term Sheets for both power and land purchase agreements.

Corporate Information

Our principal executive office is located at 325 Washington Avenue Extension, Albany, NY 12205, and our phone number is (516) 216-9257. Our principal website address is https://www.solunacomputing.com/.

We make available free of charge on or through our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

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THE OFFERING

Shares of Common Stock offered by the Selling Holders	●	3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA;
	●	59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA;
	●	140,000 shares of Common Stock issuable upon the exercise of the Warrants issued to the Series B Holder; and
	●	308,642 Release Shares issued to the two other Selling Holders.

Common Stock outstanding before this offering	10,090,584 shares of Common Stock.

Common stock to be outstanding immediately after this offering

13,230,584 shares of Common Stock, assuming the sale of 3,508,024 shares of Common Stock in this offering.

The actual number of shares of our Common Stock issued pursuant to the SEPA will vary, depending on advance requests by us.

Use of Proceeds	We will not receive any proceeds from the shares of Common Stock offered by the Selling Holders pursuant to this prospectus. Please see the section titled “Use of Proceeds” on page 10 of this prospectus.

National Securities Exchange Listing	Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “SLNH.”

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 7 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, on April 1, 2024 and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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THE STANDBY EQUITY PURCHASE AGREEMENT

General

On August 12, 2024, we entered into the SEPA with the Investor. Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock. We are registering hereunder the resale of 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA. We are also registering for resale the 59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time, after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 13, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,090,584 shares of Common Stock outstanding. Assuming a (i) Market Price of $3.04 and, (ii) no beneficial ownership limitations, we may issue up to 8,566,338 shares of Common Stock under Pricing Option 1 and up to 8,478,025 shares of Common Stock under Pricing Option 2, which would reflect approximately 45.9% and 45.7%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to a Selling Holder in connection with advances under the SEPA.

In addition, we also agreed to pay the Investor the Commitment Fee, equal to $250,000, or 1.0% of the aggregate amount available to be sold under the SEPA, in shares of Common Stock, for its irrevocable commitment to purchase our shares of Common Stock under the SEPA. The Company issued 59,382 Commitment Shares to the Investor on September 4, 2024, in satisfaction of the Commitment Fee.

On November 15, 2024, at a Special Meeting of Stockholders and pursuant to the rules of the Nasdaq Capital Market, we obtained stockholder approval to issue to the Investor, pursuant to the SEPA, shares of Common Stock that exceed 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA.

Pursuant to the SEPA, we were required to register resales of the shares of Common Stock eligible to be sold pursuant to the SEPA and the Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

Fees

As consideration for the Investor’s entry into the SEPA, we paid to the Investor a non-refundable due diligence fee of $25,000 and issued the Commitment Shares to the Investor.

Purchases of Common Stock Under the SEPA

Advance Notice

Pursuant to the SEPA, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 24 months, unless the SEPA is earlier terminated, to direct the Investor to purchase a specified number of shares of Common Stock, not to exceed the Maximum Advance Amount (as defined below), by timely delivering an Advance Notice to the Investor by 9:00 a.m. New York City time on any Trading Day we select as the purchase date (the “Purchase Date”) for such purchase.

The “Maximum Advance Amount” applicable to such Advance will be an amount equal to one hundred percent (100%) of the average of the daily trading volume of the Company’s Common Stock during regular trading hours as reported by Bloomberg L.P. (“Daily Traded Amount”) during the five consecutive Trading Days immediately preceding the date of such Advance Notice.

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The actual number of shares of Common Stock that the Investor will be required to purchase in an Advance, which we refer to as the Advance Amount, will be equal to the number of shares that we specify in the applicable Advance Notice, subject to adjustment to the extent necessary to give effect to the applicable Maximum Advance Amount and other applicable limitations set forth in the SEPA, including the Beneficial Ownership Limitation.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4 :00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

In the case of an Advance Notice effected under the SEPA, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by in an Advance, or in determining the applicable maximum purchase share amounts or applicable volume or price amounts in connection with any such Advance, in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price amounts.

Conditions Precedent to the Right of the Company to Deliver an Advance Notice

the Investor’s obligation to accept Advance Notices that are timely delivered by us under the SEPA and to purchase shares of our Common Stock in Advances under the SEPA, are subject to satisfaction of the conditions precedent thereto set forth in the SEPA, all of which are entirely outside of the Investor’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the SEPA as of the Advance Notice Date;

●	the Company having paid the cash commitment fee or issued the Commitment Shares to an account designated by the Investor;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Investor under the SEPA) having been declared effective under the Securities Act by the SEC, and the Investor being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement entered into between the Company and the Investor on August 12, 2024 (the “Registration Rights Agreement”)) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the Company obtaining all permits and qualifications required by any applicable state for the offer and sale of all shares of Common Stock issuable pursuant to such Advance Notice, or will have the availability of exemptions therefrom;

●	the Board of Directors approving the transactions contemplated by the SEPA and Registration Rights Agreement, which approval will remain in full force;

●	there will not have occurred any event and there will not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company under the SEPA) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	the Company performing, satisfying and complying in all material respects with all covenants, agreements and conditions required by the SEPA;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the SEPA or the Registration Rights Agreement;

●	trading in the Common Stock will not have been suspended by the SEC, Nasdaq or FINRA, the Company will not have received any final and non-appealable notice that the listing or quotation of the Common Stock on Nasdaq will be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Principal Market, as such term is defined in the SEPA), and there will be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Stock;

●	the Company will have authorized all of the shares of Common Stock issuable pursuant to the applicable Advance Notice by all necessary corporate action of the Company; and

●	the accuracy in all material respects of the representations and warranties of the Company included in the applicable Advance Notice as of the applicable Advance Notice Date.

5

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

●	the 24-month anniversary of the Effective Date; or

●	the date on which the Investor will have purchased shares of Common Stock under the SEPA for an aggregate gross purchase price equal to $25.0 million.

The Company has the right to terminate the SEPA at any time after the Effective Date, at no cost or penalty, upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices under which shares of Common Stock have yet to be issued and (ii) the Company has paid all amounts owed to the Investor pursuant to the SEPA. The Company and the Investor may also terminate the SEPA at any time by mutual written consent.

No Short-Selling or Hedging by the Investor

The Investor has agreed that none of the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the SEPA.

Prohibition on Dilutive Issuances and Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the SEPA or Registration Rights Agreement, other than a prohibition on repaying any loans to any executives or employees of the Company or payments in respect of any related party debt, and a prohibition on effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Effect of Sales of our Common Stock on our Stockholders

All shares that may be issued or sold by the Investor set forth in this prospectus are expected to be freely tradable. The resale of a significant amount of shares by the Investor registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.

If and when the Investor receives shares pursuant to the terms of the SEPA, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, stockholders who purchase shares of our Common Stock from the Investor in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. The stockholders may experience a decline in the value of the shares of the Company’s Common Stock they purchase from the Investor in this offering as a result of future issuances made by the Company to the Investor at prices lower than the prices such stockholders paid for their shares in this offering. In addition, if the Company issues a substantial number of shares to the Investor under the SEPA, or if stockholders expect that the Company will do so, the actual sales of shares or the mere existence of the SEPA may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to affect such sales.

Because the price at which the shares may be issued to the Investor will fluctuate based on the market prices of the Common Stock, as of the date of this prospectus it is not possible for the Company to predict the number of shares of its Common Stock that will be issued to the Investor under the SEPA or the actual purchase price at which such shares are issued to the Investor.

The issuance of shares of the Company’s Common Stock to the Investor pursuant to the SEPA will not affect the rights or privileges of existing stockholders, except that the economic and voting interests of each of the existing stockholders will be diluted. Although the number of shares of Common Stock that existing stockholders own will not decrease, the shares of Common Stock owned by existing stockholders will represent a smaller percentage of the total outstanding shares of Common Stock after any such issuance.

The offer and sale of the shares to the Investor pursuant to the SEPA is and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

This summary of the material provisions of the SEPA does not purport to be a complete statement of the respective terms and conditions of such agreements. A copy of the SEPA is filed as an exhibit to the Registration Statement which relates to this Prospectus.

Transactions with Convertible Noteholders and the Series B Holder in connection with the SEPA

Access to the SEPA was subject to a number of conditions precedent including various consents from the Company’s outstanding convertible noteholders (the “Noteholders”) and the Series B Holder. The Company has entered into the following transactions on October 1, 2024, with the Noteholders and the Series B Holder as described below, satisfying the conditions precedent related to third parties to access the SEPA.

Agreements with Convertible Noteholders

Master Consent Agreement

The Company entered into a Consent, Waiver, and Mutual Release Agreement (the “Master Consent”) with the Noteholders that are parties to a Securities Purchase Agreement, dated October 25, 2021, as amended (the “SPA”), pursuant to which, among other things, the Company has issued convertible notes to various institutional investors (together with their respective agents, the “Purchasers”). The Master Consent provides the following from the Purchasers:

●	consent to the Company’s entry into the SEPA and the Payment Agreements (as described below);
●	waiver of any rights of first refusal or participation rights in connection with the SEPA ;
●	standstill of the rights to exercise certain $0.01warrants pursuant to the SPA;
●	the right to prepay the convertible notes with a 20% premium;
●	termination of the SPA and related agreements upon the full payoff of the convertible notes; and
●	mutual limited release of claims between the Purchasers and the Company.

In return for these consents, the Company agreed to pay the Purchaser agents a $750,000 fee for the right to prepay the Notes.

Payment Agreements

The Company entered into payment agreements with the Purchasers in connection with the SEPA (the “Payment Agreements”), pursuant to which the Company and the Purchasers agreed to permit the full or partial prepayment of any outstanding convertible note balances held by the Purchasers at any time with five business days’ notice.

Agreements with Series B Holder

The Company entered into Amendment No. 1 (the “Amendment”) to the securities purchase agreement with the Series B Holder, pursuant to which the Series B Holder agreed to waive its right of first refusal and participation rights with respect to the SEPA, to modify its consent rights to future financings, and to limit warrant exercises and conversions in accordance with the terms of the Amendment. In return, the Company agreed to amend the conversion price of the Series B Preferred Stock from $25 to $5, to amend the exercise of price of outstanding warrants held by the Series B Holder to $0.01 per share, and to issue the Warrants.

6

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and the risks and uncertainties in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, on April 1, 2024, and our other filings that we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

Risks Related to this Offering and the SEPA

Substantial blocks of our Common Stock may be sold into the market as a result of our being party to the SEPA.

The price of our Common Stock could decline if there are substantial sales of shares of our Common Stock, if there is a large number of shares of our Common Stock available for sale, or if there is the perception that these sales could occur.

Any issuances of shares of our Common Stock in any issuance will dilute the percentage ownership of stockholders and may dilute the per share projected earnings (if any) or book value of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or other issuances of shares of our Common Stock, or the perception that these sales or issuances could occur, could cause the market price of our Common Stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock.

The offering price per share of our Common Stock in this offering may or may not exceed the net tangible book value per share of our Common Stock outstanding prior to this offering. For example, assuming that an aggregate of 3,000,000 shares of our Common Stock are sold pursuant to this prospectus at an assumed price of $2.00 per share, you would experience dilution of $0.23/share (calculated based on current share count and price), representing the difference between our adjusted net tangible book value per share after giving effect to this offering and the assumed offering price.

Under the SEPA, we do not have the right to control the timing and amount sales of our shares of Common Stock by the Investor.

Sales of our Common Stock, if any, to the Investor under the SEPA will depend upon market conditions and other factors, and the discretion of the Investor. We may ultimately issue to the Investor all, some or none of the shares of our Common Stock.

Because the price for the shares will fluctuate based on the market prices of our Common Stock, it is not possible for us to predict, as of the date of this prospectus and prior to any issuance of shares under the SEPA, the number of shares that we will issue to the Investor under the SEPA, and it is possible that the number of shares could be higher than the number of shares registered for resale by the Investor hereunder. Further, the resale by the Investor of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.

7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward- looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	labor and other workforce shortages and challenges;
●	our dependence on principal customers;
●	the addition or loss of significant customers or material changes to our relationships with these customers;
●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
●	our ability to continue to grow sales in our hosting business;
●	volatility of cryptoasset prices
●	uncertainties of cryptoasset regulation policy; and
●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

8

SELLING HOLDERS

This prospectus covers the resale or other disposition by the Selling Holders identified in the table below of the Offered Securities, consisting of (i) 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA, (ii) 59,382 Commitment Shares that we issued pursuant to the SEPA, (iii) 140,000 shares of Common Stock issuable upon the exercise of the Warrants issued to the Series B Holder and (iv) 308,642 Release Shares issued to Univest and Bradley Richmond that were issued such shares in connection with prior investment banking activities unrelated to the SEPA. Such Selling Holders acquired the Offered Securities in the transactions described above under the heading “The Standby Equity Purchase Agreement.”

The table below sets forth, as of December 13, 2024, the following information regarding the Selling Holders:

●	the name of the Selling Holders;
●	the number of shares of Common Stock owned by the Selling Holders prior to this offering;
●	the number of shares of Common Stock to be offered by the Selling Holders in this offering;
●	the number of shares of Common Stock to be owned by the Selling Holders assuming the sale of all of the shares of Common Stock covered by this prospectus; and
●	the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Holders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of December 13, 2024.

Except as described otherwise, the number of shares of Common Stock beneficially owned by the Selling Holders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Holders has the right to acquire within 60 days of December 13, 2024.

All information with respect to the Common Stock ownership of the Selling Holders has been furnished by or on behalf of the Selling Holders. We believe, based on information supplied by the Selling Holders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Holders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Holders. Because the Selling Holders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Holders upon termination of this offering. In addition, the Selling Holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Holders will sell all of the shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. The Selling Holders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Holders	Shares Owned prior to Offering(1)		Shares Offered by this Prospectus		Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering(2)
YA II PN LTD.(3)	59,382		3,059,382	(4)	0	0%
Chuntao Zhou(5)	1,455,938	(6)	140,000	(4)	1,315,938	4.99	%(4)
Univest Securities, LLC(7)	108,024		108,024	(4)	0	0%
Bradley Richmond(8)	200,618	(9)	200,618	(4)	0	0%

1 Calculated in accordance with Rule 13(d)(3) under the Exchange Act, which includes all options and warrants owned by the holder which are exercisable within 60 days of the date of the table.

2 Based upon the number of shares outstanding on December 13, 2024.

3 YA II PN LTD. (the “Investor”) is a fund managed by Yorkville Advisors Global II, LP (the “Manager”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of the Manager. Investment decisions for the Investor are made by Mr. Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. The business address of the Investor is 1012 Springfield Avenue, Mountainside, NJ 07092.

4 Based upon the number of shares registered under this Registration Statement. In the event the number of shares sold under the SEPA is less, the number of shares offered will be accordingly reduced.

5 The address of the Series B Holder is 7/F 15 Shelter Street, Causeway Bay, Hong Kong HK.

6 Consists of 5,938 consent shares of Common Stock issued in relation to the SEPA on October 1, 2024 in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, warrants exercisable for 60,000 shares of Common Stock at an exercise price of $0.01 per share, the Warrants and 1,250,000 shares of Series B Preferred Stock which are subject to a 4.99% beneficial ownership blocker, of which each share is presently convertible into one share of Common Stock. The number of shares listed in the second and fourth columns are based on the number of shares of Common Stock and Series B Preferred Stock and warrants held by the Series B Holder, assuming the full conversion of the Series B Preferred Stock and full exercise of the warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by the 4.99% beneficial ownership blocker.

7 The address of Univest is 75 Rockefeller Plaza, Suite 18C, New York, NY 10019.

8 The address of holder is c/o Univest, 75 Rockefeller Plaza, Suite 18C, New York, NY 10019.

9 Does not include 40,409 shares of 9% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), owned by Bradley Richmond. Mr. Richmond is a designee of Univest.

* less than 1%

9

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Holders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we will receive proceeds from future advance requests under the SEPA. We intend to use the net proceeds from the SEPA to prepay existing convertible notes, other debt, investment in data center projects and for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration.

10

PLAN OF DISTRIBUTION

The Selling Holders of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. Selling Holders may use any one or more of the following methods when selling the Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	in transactions through broker-dealers that agree with the Selling Holders to sell a specified number of such Common Stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Holders may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Northland Securities, Inc. acted as placement agent in connection with the SEPA and is entitled to receive a 6% commission on all funds received by the Company under the SEPA.

Univest is a FINRA-registered broker dealer, and Bradley Richmond is a FINRA-registered broker and is an employee of and affiliated with Univest. The shares were issued to Univest and Bradley Richmond pursuant to the Release Agreement in connection with investment banking services Univest had previously provided to the Company. Neither Univest nor Bradley Richmond is deemed an underwriter with respect to the Release Shares offered hereby.

If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in a post-effective amendment to the registration statement of which this prospectus forms a part.

The Investor is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of our Common Stock by the Investor and any discounts, commissions, or concessions received by the Investor are deemed to be underwriting discounts and commissions under the Securities Act. We will file a post-effective amendment to the registration statement of which this prospectus forms a part to identify the name of any permitted transferee of the Investor and such permitted transferee will be named an underwriter with respect to the shares offered by this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Holders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act with respect to this prospectus.

We agreed to keep this prospectus effective until all the shares have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to our transfer agent. The shares offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Holders or any other person. We will make copies of this prospectus available to the Selling Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Also under the Release Agreement, Univest agreed, during the Leak-Out Period, to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

On October 1, 2024, the Company and the Series B Holder entered into that certain Amended and Restated Lock-Up and Leak-Out Agreement (the “Lock-Up and Leak-Out Agreement”), whereby the Series B Holder agreed, during the period commencing on the effective date of the Lock-Up and Leak-Out Agreement and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the twelve month anniversary of effectiveness date by the SEC of the Specified Registration Statement (as defined in the Amendment) to not sell the Series B Shares or the Warrants in excess of 1/12 of the shares of Common Stock beneficially owned by the Series B Holder and its affiliates on the day immediately prior to the first day of such period. Also under the Lock-Up and Leak-Out Agreement, the Series B Holder agreed, during the period commencing on the effective date of the Lock-Up and Leak-Out Agreement and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the twelve month anniversary thereof to not sell the Series B Shares or the Warrants in excess of 1/12 of the shares of Common Stock beneficially owned by the Series B Holder and its affiliates on the day immediately prior to the first day of such period.

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “SLNH.”

11

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our articles of incorporation, as amended (“Articles of Incorporation”), and our bylaws (“Bylaws”) are summaries and are qualified by reference to our Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are qualified in their entirety by reference to Nevada law, including the NRS, as well as copies of our Articles of Incorporation and Bylaws, which have been filed as exhibits to prior reports filed by us with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our Articles of Incorporation authorizes us to issue up to 81,227,500 shares of stock, consisting of 75,000,000 shares of Common Stock and 6,227,500 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 6,040,000 shares were classified as shares of Series A Preferred Stock and 187,500 were classified as Series B Preferred Stock as of October 2, 2024. See “Description of Preferred Stock” beginning on page 12. As of December 13, 2024, we had 10,090,584 shares of Common Stock outstanding, 4,953,545 shares of Series A Preferred Stock issued and outstanding, and 62,500 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The following is a summary of some general terms and provisions of our Common Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC. See “Where You Can Find More Information.” This summary is also subject to and qualified by reference to the description of the particular terms of Common Stock described in the applicable prospectus supplement.

Except as otherwise described in the applicable prospectus supplement, and subject to the preferential rights of any other class or series of shares of capital stock then outstanding or which may be issued holders of our Common Stock are entitled to the following:

Voting Rights. The holders of the Common Stock are entitled to one vote per share held and have the right and power to vote on all matters on which a vote of shareholders is taken. Shareholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by majority vote of shareholders present in person or by proxy, except as otherwise required by the NRS or our Articles of Incorporation. Our Articles of Incorporation provide that notwithstanding any other provision of our Articles of Incorporation or the bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the bylaws), any director or the entire Board may be removed at any time, but only for cause or after the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose or after the affirmative vote of 75% of the entire Board.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the shareholders of the Company, the shareholders elect the members of a single class of directors for three-year terms.

Dividends. The holders of the Common Stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor.

Liquidation. Upon liquidation, dissolution, or the winding up of the Company, holders of Common Stock are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities.

Preemptive Rights. The holders of shares of our Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company.

Redemption Rights. The outstanding shares of Common Stock are not subject to redemption by the Company. To the extent that the Company issues additional shares of Common Stock, the relative interest in the Company of existing shareholders will likely be diluted.

Nonassessability. All outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

The following is a summary of the general terms and provisions of the Preferred Stock that we may issue. We may issue Preferred Stock in one or more classes or series; each class or series of Preferred Stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the class or series of any Preferred Stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to such Preferred Stock. Because this is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation, including any applicable Certificates of Designations, and Bylaws, copies of which have been filed with the SEC. See “Where You Can Find More Information.” This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement. The prospectus supplement may add to, update or change the terms of such securities from those described below.

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General. Our Articles of Incorporation authorize the Board, without obtaining stockholder approval, to issue up to 6,227,500 shares of Preferred Stock, from time to time, in one or more series, and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The Board is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series is decreased, the shares no longer designated as shares of such series will resume the status of “blank check” preferred stock and may be designated, again, as a new series of Preferred Stock by the Board.

As of October 2, 2024, 6,040,000 shares of our Preferred Stock were classified as shares of Series A Preferred Stock and 187,500 shares were classified as Series B Preferred Stock, with 4,953,545 shares of our Series A Preferred Stock issued and outstanding and 62,500 shares of our Series B Preferred Stock issued and outstanding. Unless the applicable prospectus supplement indicates otherwise, we will have the right to “reopen” a previous issue of a series of Preferred Stock by issuing additional Preferred Stock of such series.

The Preferred Stock will have the distribution, liquidation, redemption, voting and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. The liquidation preference is not indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. You should read the prospectus supplement relating to the particular class or series of the Preferred Stock for specific terms, including:

●	the distinctive designation of the applicable class or series of Preferred Stock and the number of shares that will constitute the class or series;
●	the initial offering price of such Preferred Stock;
●	relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;
●	the distribution rate or rates (or method of calculation) on that class or series, the distribution periods, the date(s) on which distributions will be payable and whether the distributions will be cumulative, noncumulative or partially cumulative, and, if cumulative, the dates from which the distributions will start to cumulate;
●	any redemption or sinking fund provisions of that class or series;
●	any voting rights;
●	any conversion or exchange provisions;
●	any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;
●	any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;
●	any procedures for any auction and remarketing; and
●	any listing of such Preferred Stock on any securities exchange

Holders of our Preferred Stock have no preemptive rights to subscribe for any of our securities.

We will describe in the applicable prospectus supplement any material U.S. federal income tax considerations applicable to the Preferred Stock offered by such prospectus supplement.

The issuance of shares of Preferred Stock, the issuance of rights to purchase Preferred Stock or the possibility of the issuance of Preferred Stock or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that we have issued or may issue in the future.

Rank. Unless our Board of Directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank senior to all our Common Stock.

Distributions. Holders of Preferred Stock of each class or series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates fixed by our Board of Directors.

We will not authorize or pay any distributions on a class or series of Preferred Stock or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other classes or series of Preferred Stock, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are now, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, our shares of capital stock, including Preferred Stock. These restrictions may be indirect, such as covenants which require us to maintain specified levels of net worth or assets.

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Distributions on any class or series of Preferred Stock may be cumulative, noncumulative or partially cumulative, as specified in the applicable prospectus supplement. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Directors fails to authorize a distribution that is noncumulative, the holders of the applicable class or series will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that class or series are declared payable in the future.

We refer to our shares of Common shares or other stock, now or hereafter issued, that rank junior to an applicable class or series of Preferred Stock with respect to distribution rights as junior stock. To the extent that the applicable class or series is entitled to a cumulative distribution, we may not declare or pay any distributions, or set aside any funds for the payment of distributions, on junior stock, or redeem or otherwise acquire junior stock, unless we also have declared and either paid or set aside for payment the full cumulative distributions on such class or series of Preferred Stock and on all our other class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock for all past distribution periods. The preceding sentence does not prohibit:

●	distributions payable in junior shares or options, warrants or rights to subscribe for or purchase junior stock;
●	conversions into or exchanges for junior stock;
●	pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion of, the outstanding Preferred Stock of such class or series and any other class or series of shares ranking on a parity with such class or series of Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up; or
●	our redemption, purchase or other acquisition of shares under incentive, benefit or share purchase plans for Directors, officers or employees, or others performing or providing similar services, or our redemption or other acquisition of rights issued under any shareholder rights plan we may adopt.

To the extent an applicable class or series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current distribution period, before making distributions on or acquiring junior shares.

Unless full cumulative distributions on a class or series of Preferred Stock have been or are contemporaneously declared and either paid or set aside for payment for all past distribution periods, no distributions (other than in junior shares) may be declared or paid or set aside for payment on any other class or series of Preferred Stock ranking on a parity with such class or series with respect to distribution rights. When distributions are not paid in full upon a class or series of Preferred Stock and any other class or series ranking on a parity with such class or series with respect to distribution rights, all distributions declared upon such class or series and any class or series ranking on a parity with such class or series with respect to distribution rights shall be allocated pro rata so that the amount of distributions declared per share on such class or series and such other shares shall in all cases bear to each other the same ratio that the accrued distributions per share on such class or series and such other shares bear to each other.

Unless otherwise specified in the applicable prospectus supplement, we will credit any distribution payment made on an applicable class or series, including any capital gain distribution, first against the earliest accrued but unpaid distribution due with respect to the class or series.

Redemption. We may have the right or may be required to redeem one or more classes or series of Preferred Stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement. If a class or series of Preferred Stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative Preferred Stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Stock of any class or series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the Preferred Stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the Preferred Stock will automatically and mandatorily be converted into shares of Common Stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference. The applicable prospectus supplement will specify the liquidation preference of the applicable class or series. Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, to the applicable class or series, the holders of that class or series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable class or series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise specified in the applicable prospectus supplement, if liquidating distributions have been made in full to all holders of Preferred Stock, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the Preferred Stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

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If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series and the corresponding amounts payable on all equally ranking shares of capital stock upon any liquidation, dissolution or winding up of our affairs, then the holders of that class or series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of a class or series of Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale, lease, transfer or conveyance of all or substantially all of our property or business, nor the merger or consolidation of us into or with any other entity or the merger or consolidation of any other entity into or with us or a statutory share exchange by us, shall be deemed to constitute the dissolution, liquidation or winding up of our affairs. In determining whether a distribution (other than upon voluntary or involuntary dissolution), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Nevada law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of a class or series of Preferred Stock will not be added to our total liabilities.

Voting Rights. Holders of our Preferred Stock will not have any voting rights, except as set forth below or otherwise from time to time specified in the applicable prospectus supplement.

Unless otherwise provided for in an applicable class or series, so long as any Preferred Stock are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each affected class or series of Preferred Stock outstanding at that time:

●	reclassify any authorized shares of capital stock into a class or series of shares of capital stock ranking senior to that class or series of Preferred Stock with respect to distribution and liquidation rights;
●	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that class or series of Preferred Stock with respect to distribution and liquidation rights; and
●	amend, alter or repeal the provisions of our Articles of Incorporation or any Certificate of Designations relating to that class or series of Preferred Stock, whether by merger, consolidation or otherwise, in a manner that materially and adversely affects the class or series of Preferred Stock.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a class or series of Preferred Stock with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that class or series. Further, with respect to any merger, consolidation or similar event, so long as a class or series of Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of that class or series receive shares of the successor with substantially identical rights, taking into account that, upon the occurrence of such event, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect that class or series.

The foregoing voting provisions will not apply if all of the outstanding shares of the class or series of Preferred Stock with the right to vote have been redeemed or called for redemption and sufficient funds have been deposited in trust for the redemption either at or prior to the act triggering these voting rights.

Conversion and Exchange Rights. We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert or exchange Preferred Stock of any class or series into shares of Common Stock or any other class or series of shares of capital stock or debt securities or other property. The terms will include the number of shares of Common Stock or other securities or property into which the Preferred Stock are convertible or exchangeable, the conversion or exchange price (or the manner of determining it), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of the class or series or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange upon the redemption of shares of the class or series.

Series A Preferred Stock

The following is a summary of some general terms and provisions of our Series A Preferred Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC. See “Where You Can Find More Information.”

Voting Rights. Holders of the Series A Preferred Stock do not have any voting rights, except as described below or as otherwise required by law. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock will be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

Dividends. Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year).

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Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders (i.e., after satisfaction of all the Company’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of the Common Stock or any other class or series of the Company’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock (the “liquidation preference”).

If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled.

Preemptive Rights. No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Redemption Rights. The Company is not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption right or, under circumstances as described in “Conversion Rights,” where the holders of Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into the Common Stock. The Series A Preferred Stock is not subject to any sinking fund.

Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company or any other entity, except upon the occurrence of a delisting event or change of control.

Nonassessability. All outstanding shares of our Series A Preferred Stock are fully paid and nonassessable.

Series B Preferred Stock

On July 19, 2022, the Company entered into a Securities Purchase Agreement (the “Series B SPA”) with the Series B Holder pursuant to which the Company sold to the Series B Holder 62,500 shares of Series B Preferred Stock (the “Series B Shares”), for a purchase price of $5,000,000. The Series B Shares were initially convertible, subject to certain conditions, into 46,211 shares of Common Stock, at a price per share of $135.25 per share, a 20% premium to the closing price of the Common Stock on July 18, 2022, subject to adjustment as set forth in the Certificate of Designations of Preferences, Rights and Limitations for the Series B Preferred Stock (“Series B Certificate of Designations”). On October 2, 2024, the Company agreed, as a condition of a waiver of the Series B Holder’s right of first refusal and participation rights in connection with the SEPA, to reduce the conversion price to $5.00 upon stockholder approval.

In addition, in 2022, the Company issued to the Series B Holder 60,000 Common Stock purchase warrants (the “Series B Warrants”) to purchase up to an aggregate of shares of Common Stock. In connection with the above referenced waiver, the exercise price of these warrants was reduced to $0.01 per share and the 140,000 Warrants were issued. The Series B Holder is entitled to exercise the Series B Warrants at any time on or prior to January 19, 2028.

Effective from October 2, 2024, the sale of Common Stock as a result of conversion of Series B Preferred Stock and exercise of the 140,000 Warrants is subject to a 12 month lockup, followed by a 12 month leak out where the holder may not sell shares during the lockup period and may sell up to 1/12th of total conversion and warrant exercise shares per month during the leak out.

The Company’s Series B Preferred Stock includes a 10% accruing dividend compounded daily for 12 months from the original issue date of July 20, 2022, and annually thereafter, that may be paid in cash or stock at the Company’s option at the earlier of (i) the date the Series B Preferred Stock is converted, or (ii) the Series B Dividend Termination Date. On August 11, 2023, the Company paid a mandatory dividend on its outstanding Series B Convertible Preferred Stock in the amount of approximately $656 thousand. Pursuant to the Certificate of Designation for the Series B Stock, the Company had the option to pay the dividend in cash or shares of Common Stock. Pursuant to a Dividend Payment Agreement, the Company and the holder of the Series B Stock agreed to satisfy the payment of the dividend through the issuance of 44,000 shares of its Common Stock and 70,300 pre-funded warrants (the “Pre-funded Warrants”). Effective October 2, 2024 the dividend payment obligation has been modified to be annual.

Listing

Our shares of Common Stock and Series A Preferred Stock are listed on Nasdaq Capital Market under the symbols “SLNH” and “SLNHP”, respectively.

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Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and Preferred Stock is Equiniti Trust Company, LLC (“EQ” or “Transfer Agent”) (formerly: American Stock Transfer & Trust Company, LLC). The Transfer Agent’s address is 48 Wall Street, 23rd Floor, New York, NY 10005.

Outstanding Stock Options and Warrants

As of December 13, 2024, there were options to acquire a total of 3,325 shares of Common Stock at a weighted-average exercise price of $23.00 of which 3,325 shares of our Common Stock are currently issuable upon exercise of outstanding stock options at a weighted-average exercise price of $23.00 per share; and outstanding warrants to purchase up to an aggregate of 3,348,106 shares of Common Stock at a weighted average exercise price of $6.89 (including the shares underlying the warrants). Below is a summarized table of outstanding warrants and their exercise prices, which includes the 140,000 Warrants issued to the Series B Holder.

Exercise Price	Warrants Outstanding
$0.01	1,238,284
$3.78	316,557
$4.20	846,657
$5.70	846,657
$6.00	1,409
$19.00	39,520
$39.60	2,779
$108.25	19,464
$206.00	779
287.50	36,000
Total	3,348,106

Certain Provisions of Our Articles of Incorporation Bylaws

Our Articles of Incorporation and Bylaws contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a shareholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for our shares of Common Stock. The Company expects that such provisions and terms will operate to discourage extraordinary corporate transactions with respect to the Company, such as takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with the Board. These provisions and terms include:

●	Special meetings of shareholders may only be called by the Chief Executive Officer, President, or Secretary of the Company or otherwise by resolution of the Board; shareholders have no right to call special meetings thereof.
●	The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of shareholders to replace a majority of our Board.
●	Vacancies on the Board may be filled only by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.

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●	Except in instances of removal for cause, a director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock or 75% of the entire Board.

Nevada Anti-Takeover Statutes

We are subject to Sections 78.411 – 78.444 of the Nevada Revised Statutes, relating to combinations with interested stockholders whose acquisition of shares was not approved by the Board of Directors. These provisions prohibit an “interested stockholder” from entering into a “combination” with the Company unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the Company’s capital stock entitled to vote.

Section 78.416 of the Nevada Revised Statutes defines “combination” to include the following:

●	any merger or consolidation involving the Company (or its subsidiary) and (i) the interested stockholder or (ii) any other entity which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder;
●	any sale, transfer, pledge or other disposition of the assets of the Company (or its subsidiary) involving the interested stockholder or its affiliate or associate where the assets transferred (i) have an aggregate market value equal to more than 5% of the aggregate market value of all of the Company’s assets, on a consolidated basis; (ii) have an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the Company; or (iii) represent more than 10% of the earning power or net income of the Company, on a consolidated basis;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the Company;
●	the adoption of any plan or proposal for the liquidation or dissolution of the Company under any agreement, arrangement or understanding with the interested stockholder, or its affiliate or associate;
●	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder, or its affiliate or associate; or
●	the receipt by the interested stockholder, or its affiliate or associate of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In addition, Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a Nevada corporation (an “issuing corporation”) that (i) has 200 or more stockholders, at least 100 of which are Nevada residents and (ii) conducts business in Nevada. Specifically, if the acquisition results in ownership of: (i) 20% or more but less than 33%; (ii) 33% percent or more but less than 50%; or (iii) 50% or more, as applicable, of the issuing corporation’s then outstanding voting power with respect to the election of directors, then the securities acquired in such acquisition are denied voting rights unless the acquisition is approved by (i) the holders of a majority of the issuing corporation’s voting power; and (ii) the holders of a majority of each class or series of stock if the acquisition would adversely affect or change any preference of any relative or other right given to any such class or series. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) not less than all of the voting securities of the issuing corporation acquired by the acquiring person may be redeemable by an issuing corporation at the average price paid for the securities within 30 days if (x) the acquiring person has not given a timely offeror’s statement to the issuing corporation in accordance with Section 78.3789 of the Nevada Revised Statutes or (y) the issuing corporation’s stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if the issuing corporation’s stockholders vote to accord voting rights to the securities acquired by acquiring person, then any stockholder of the issuing corporation who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities.

We expect the existence of these provisions to have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our shareholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our Common Stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Parsons Behle & Latimer, Reno, Nevada.

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EXPERTS

The consolidated balance sheets of Soluna Holdings, Inc. and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years then ended have been audited by UHY LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.solunacomputing.com/, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

21

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;
●	Our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed), filed with the SEC on January 26, 2024, March 1, 2024, April 3, 2024, April 19, 2024, May 22, 2024, June 3, 2024, June 24, 2024 (reporting for June 20, 2024), June 24, 2024 (reporting for June 18, 2024), July 17, 2024, July 24, 2024, September 3, 2024, September 9, 2024, September 16, 2024, September 20, 2024, October 3, 2024, November 18, 2024 and December 13, 2024;
●	Our definitive proxy statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with the SEC on April 29, 2024; and
●	The description of our Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 22, 2021, and any amendments or reports filed for the purpose of updating the description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Soluna Holdings, Inc.

Attn: Jessica Thomas

Secretary

325 Washington Avenue Extension

Albany, NY 12205

Phone number: (516) 216-9257

22

Up to 3,508,024 shares of Common Stock

PRELIMINARY PROSPECTUS

          , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
Securities and Exchange Commission registration fee	$1,713.29
Accountants’ fees and expenses	$15,000
Legal fees and expenses	$15,000
Miscellaneous	$2,000
Total Expenses	$33,713.29

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that, unless the corporation’s Articles provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles provide that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada corporate law.

Section 78.7502(1) of the NRS provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

II-1

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In connection with the SEPA, and the other Selling Holders, the Company issued shares of Common Stock which were exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Northland Securities Inc. receives a brokerage commission of 6% of funds raised under the SEPA.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number	Description
2.1

Agreement and Plan of Merger dated August 11, 2021, by and among Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, SCI Merger Sub, Inc., and Soluna Callisto Holdings Inc., formerly known as Soluna Computing, Inc. (incorporated by reference from Exhibit 2.1 of the Company’s Form 8-K Report filed August 12, 2021).

3.1

Articles of Incorporation of Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Form 10-K Report for the year ended December 31, 2020 (the “2020 Form 10-K”)).

3.2	Articles of Merger filed with the Secretary of State of Nevada (incorporated by reference from Exhibit 3.3 of the 2020 Form 10-K).

3.3	Certificate of Merger filed with the Department of State of New York (incorporated by reference from Exhibit 3.4 of the 2020 Form 10-K).

3.4	Certificate of Amendment filed with the Secretary of State of Nevada dated June 9, 2021 (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-K Report filed June 15, 2021).

3.5

Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada on November 2, 2021 (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-K Report filed November 4, 2021).

3.6	Bylaws of the Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, (incorporated by reference from Exhibit 3.2 of the 2020 Form 10-K).

3.7	Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock filed with the Secretary of State of the State of Nevada on August 18, 2021 (Incorporated by reference to the Company’s Form 8-A, filed with the SEC on August 19, 2021).

3.8	Certificate of Amendment to Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock, filed with the Secretary of State of the State of Nevada on December 22, 2021 (Incorporated by reference to the Company’s Form 8-K Report filed with the SEC on December 29, 2021).

3.9	Certificate of Amendment to Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock, filed with the Secretary of State of the State of Nevada on April 21, 2022 (Incorporated by reference to the Company’s Form 8-K Report filed with the SEC on April 27, 2022).

3.10	Certificate of Designation of Series B Convertible Preferred Stock, filed with the Nevada Secretary of State on July 20, 2022 (incorporated by reference to Exhibit 3.10 of the Company’s Form 10-K Report for the year ended December 31, 2023 (the “2023 Form 10-K”))

3.11	Certificate of Change dated October 11, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K Report filed October 17, 2023)

4.1	Form of Common Purchase Warrant (incorporated by reference from Exhibit 4.3 of the Company’s Registration Statement on Form S-1/A filed April 12, 2021).

4.2	Form of Underwriters’ Warrant (incorporated by reference from Exhibit 4.4 of the Company’s Registration Statement on Form S-1/A filed April 12, 2021).

4.3

Form of Warrant Agent Agreement between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and American Stock Transfer & Trust Company, LLC (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-K Report filed April 29, 2021).

4.4

Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock filed with the Secretary of State of the State of Nevada on August 18, 2021 (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-A filed August 19, 2021).

4.5

Certificate of Amendment to Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock, filed with the Secretary of State of the State of Nevada on December 22, 2021 (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-K Report filed December 29, 2021).

4.6	Form of 9.0% Series A Cumulative Perpetual Preferred Stock Certificate (incorporated by reference from Exhibit 4.2 of the Company’s Form 8-K Report filed August 23, 2021).

4.7

Form of Secured Convertible Note issued by the Company pursuant to and in accordance with the Securities Purchase Agreement dated as of October 20, 2021 (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-K Report filed October 25, 2021).

II-2

4.8

Form of Class A Common Stock Purchase Warrant issued by the Company pursuant to and in accordance with the Securities Purchase Agreement dated as of October 20, 2021 (incorporated by reference from Exhibit 4.2 of the Company’s Form 8-K Report filed October 25, 2021).

4.9

Form of Class B Common Stock Purchase Warrant issued by the Company pursuant to and in accordance with the Securities Purchase Agreement dated as of October 20, 2021 (incorporated by reference from Exhibit 4.3 of the Company’s Form 8-K Report filed October 25, 2021).

4.10

Form of Class C Common Stock Purchase Warrant issued by the Company pursuant to and in accordance with the Securities Purchase Agreement dated as of October 20, 2021 (incorporated by reference from Exhibit 4.4 of the Company’s Form 8-K Report filed October 25, 2021).

4.11	Form of Representative’s Warrant (incorporated by reference from Exhibit 4.2 of the Company’s Form 8-K Report filed December 29, 2021).

4.12	Form of Class D Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

4.13	Form of Class E Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

4.14	Form of Class F Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

4.15	Form of Class G Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

4.16	Description of Securities (incorporated by reference from Exhibit 4.13 of the Company’s Form 10-K as of December 31, 2021 filed March 31, 2022), (the “2021 Form 10-K”).

4.17	Form of A Warrant dated May 11, 2023 (incorporated by reference to Exhibit 4.17 to the Quarterly Report on Form 10-Q filed on May 15, 2023 (the “First Quarter 2023 Form 10-Q”))

4.18	Form of B Warrant dated May 11, 2023 (incorporated by reference to Exhibit 4.18 to the First Quarter 2023 Form 10-Q)

4.19	Form of Pre-Funded Warrant issued to the holder of the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.19 to the Quarterly Report on Form 10-Q filed on August 14, 2023 (the “Second Quarter 2023 Form 10-Q”))

4.20	Form of Certificate of Amendment to the Certificate of Designation for the Series B Stock (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

5.1*	Opinion of Parsons Behle & Latimer.

10.1+

Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, Amended and Restated 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.3 of the Company’s Form 10-K Report for the year ended December 31, 2016).

10.6+

Form of Restricted Stock Award Agreement under the Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, Amended and Restated 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.8 of the Company’s Registration Statement on Form 10 filed March 4, 2020).

10.7+

Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2014 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 25, 2014).

10.8+

Form of Restricted Stock Grant Agreement under the Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2014 Equity Incentive Plan (incorporated by reference from Exhibit 10.10 of the Company’s Registration Statement on Form 10 filed March 4, 2020).

10.9+

Form of Nonstatutory Stock Option Grant Agreement under the Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2014 Equity Incentive Plan (incorporated by reference from Exhibit 4.3 of the Company’s Registration Statement on Form S-8 (File No. 333-196989) filed with the Commission on June 24, 2014).

10.10+

Form of Incentive Stock Option Grant Agreement under the Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2014 Equity Incentive Plan (incorporated by reference from Exhibit 4.4 of the Company’s Registration Statement on Form S-8 (File No. 333-196989) filed with the Commission on June 24, 2014).

10.11+

Amended and Restated Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2021 Stock Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on October 7, 2021)

II-3

10.12+

Form of Stock Option Agreement under the Amended and Restated Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2021 Stock Incentive Plan (incorporated by reference from Exhibit 10.11 of the 2021 Form 10-K.)

10.13+

Form of Restricted Stock Agreement under the Amended and Restated Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2021 Stock Incentive Plan (incorporated by reference from Exhibit 10.13 of the 2021 Form 10-K.)

10.14+

Form of Restricted Stock Unit Agreement under the Amended and Restated Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, 2021 Stock Incentive Plan (incorporated by reference from Exhibit 10.14 of the 2021 Form 10-K.)

10.15+	Second Amended And Restated 2021 Stock Incentive Plan (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2022).

10.16+	Form of Option Agreement for the Second Amended And Restated 2021 Stock Incentive Plan (Incorporated by reference as Exhibit 10.7 to the Company’s Current Report on Form 10-Q filed with the SEC on August 15, 2022).

10.17+	Form of Restricted Stock Agreement for the Second Amended And Restated 2021 Stock Incentive Plan (Incorporated by reference as Exhibit 10.8 to the Company’s Current Report on Form 10-Q filed with the SEC on August 15, 2022).

10.18+

Form of Restricted Stock Unit Agreement for the Second Amended And Restated 2021 Stock Incentive Plan (Incorporated by reference as Exhibit 10.9 to the Company’s Current Report on Form 10-Q filed with the SEC on August 15, 2022).

10.19

Securities Purchase Agreement dated as of October 21, 2016, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and Brookstone Partners Acquisition XXIV, LLC (incorporated by reference from Exhibit 10.22 of the Company’s Form 8-K Report filed October 21, 2016).

10.20

Registration Rights Agreement dated as of October 21, 2016, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and Brookstone Partners Acquisition XXIV, LLC (incorporated by reference from Exhibit 10.23 of the Company’s Form 8-K Report filed October 21, 2016).

10.21

Form of Option Exercise and Stock Transfer Restriction Agreement between Soluna Holdings, Inc. and its Chief Executive Officer, Chief Financial Officer and Non-Employee Directors (incorporated by reference from Exhibit 10.24 of the Company’s Form 8-K Report filed October 21, 2016).

10.22

Class A Preferred Share Purchase Agreement dated January 13, 2020, among Harmattan Energy, Ltd., formerly known as Soluna Technologies, Ltd., Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and the other investors set forth on Exhibit A thereto (incorporated by reference from Exhibit 10.21 of the Company’s Registration Statement on Form 10 filed March 4, 2020).

10.23

Amended and Restated Contingent Rights Agreement dated November 5, 2021, by and between Harmattan Energy, Ltd. and Soluna Holdings, Inc. (incorporated by reference from Exhibit 10.26 of the 2021 Form 10-K)

10.24

Side Letter Agreement dated January 13, 2020, by and between Harmattan Energy, Ltd., formerly known as Soluna Technologies, Ltd., and Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated (incorporated by reference from Exhibit 10.23 of the Company’s Registration Statement on Form 10 filed March 4, 2020).

10.25

Sale Order dated May 18, 2020, by and between GigaWatt, Inc. and the United States Bankruptcy Court Eastern District of Washington (incorporated by reference from Exhibit 10.32 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.26

Intellectual Property Assignment Agreement dated May 20, 2020, by and between Mark D. Waldron, as Chapter 11 Trustee and Soluna Computing, Inc., formerly known as EcoChain, Inc (incorporated by reference from Exhibit 10.35 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.27

Assignment of Lease Agreements dated February 4, 2020, by and between, on the one hand, David M. Carlson, Dorrinda M. Carlson, Enterprise Focus, Inc. and, on the other hand, Mark D. Waldron, in his capacity as the Chapter 11 Trustee (incorporated by reference from Exhibit 10.37 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.28

Commercial Lease dated August 1, 2018, by and between TNT Business Complexes, LLC and Enterprise Focus, Inc. and Dave Carlson (incorporated by reference from Exhibit 10.38 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.29

Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc. (incorporated by reference from Exhibit 10.39 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.30

October 21, 2019 Certified Letter Regarding Option to Extend Commercial Lease dated November 14, 2014, by and between TNT Business Complexes, LLC and Dave Carlson /Enterprise Focus, Inc (incorporated by reference from Exhibit 10.40 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

10.31	Amendment of Commercial Lease Agreement dated January 28, 2020, by and between Mark Waldron, as Chapter 11 Trustee and TNT Business Complexes, LLC (incorporated by reference from Exhibit 10.41 of the Company’s Registration Statement on Form 10 filed September 30, 2020).

II-4

10.32	Industrial Power Contract dated February 22, 2021, by and between Soluna SW LLC, formerly known as EcoChain Wind, LLC, and a West Kentucky Rural Electric Cooperative Collaboration (incorporated by reference from Exhibit 10.1 of the Company’s Form 10-Q Report for the quarter ended June 30, 2021)

10.33	Form of Purchase Agreement dated as of April 11, 2021, by and between Soluna MC LLC, formerly known as EcoChain Block, LLC, and Seller (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K Report filed April 12, 2021).

10.34	Form of Power Supply Agreement dated as of May 3, 2021, by and between Soluna MC LLC, formerly known as EcoChain Block, LLC, and a power-providing cooperative (incorporated by reference from Exhibit 10.3 of the Company’s Form 8-K Report filed May 4, 2021).

10.35	Form of Transition Services Agreement dated as of May 3, 2021, by and between Soluna MC LLC, formerly known as EcoChain Block, LLC, and a power-providing cooperative (incorporated by reference from Exhibit 10.4 of the Company’s Form 8-K Report filed May 4, 2021).

10.36	Form of Guaranty of Rent dated as of May 3, 2021, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and a power-providing cooperative (incorporated by reference from Exhibit 10.5 of the Company’s Form 8-K Report filed May 4, 2021).

10.37	Termination Agreement dated August 11, 2021, by and among Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, Soluna Computing, Inc., formerly known as EcoChain, Inc., and Harmattan Energy, Ltd. (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K Report filed August 12, 2021).

10.38	Securities Purchase Agreement dated October 20, 2021, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and accredited investors (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K Report filed October 25, 2021).

10.39	Registration Rights Agreement dated October 25, 2021, by and between the Company and accredited investors (incorporated by reference from Exhibit 10.2 of the Company’s Form 8-K Report filed October 25, 2021).

10.40

Security Agreement dated October 25, 2021, by and among the Company, MTI Instruments and Soluna Computing, Inc., formerly known as EcoChain, Inc., Soluna MC LLC, formerly known as EcoChain Block LLC, and Soluna SW LLC, formerly known as EcoChain Wind LLC, and Collateral Services LLC (incorporated by reference from Exhibit 10.3 of the Company’s Form 8-K Report filed October 25, 2021).

10.41

Master Equipment Finance Agreement, dated as of December 30, 2021 by and between Soluna MC Borrowing 2021-1 LLC and NYDIG ABL LLC (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K Report filed January 18, 2022).

10.42	Digital Asset Account Control Agreement, effective as of December 30, 2021 by and among Soluna MC Borrowing 2021-1 LLC, NYDIG ABL LLC and NYDIG Trust Company LLC (incorporated by reference from Exhibit 10.2 of the Company’s Form 8-K Report filed January 18, 2022).

10.43	Guaranty Agreement, dated as of December 30, 2021 by Soluna MC LLC, in favor of NYDIG ABL LLC (incorporated by reference from Exhibit 10.3 of the Company’s Form 8-K Report filed January 18, 2022).

10.44	Consent and Waiver Agreement, dated January 13, 2022, by and among the Company and the purchasers signatory to the Securities Purchase Agreement, dated as of October 20, 2021 (incorporated by reference from Exhibit 10.4 of the Company’s Form 8-K Report filed January 18, 2022).

10.45+	Employment Agreement, by and between Soluna Holdings, Inc. and Michael Toporek, dated as of January 14, 2022 (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K Report filed January 21, 2022).

10.46

Stock Purchase Agreement, dated as of April 11, 2022, by and between Soluna Holdings, Inc. and NKX Acquiror, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K Report filed with the SEC on April 15, 2022).

10.47	Form of Note by and between Soluna Holdings, Inc. and certain institutional lenders (incorporated by reference from Exhibit 10.53 of the 2021 Form 10-K.)

10.48

Commercial Security Agreement, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and KeyBank National Association, dated September 15, 2021 (incorporated by reference from Exhibit 10.54 of the 2021 Form 10-K).

10.49

Promissory Note, by and between Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated, and KeyBank National Association, dated September 15, 2021 (incorporated by reference from Exhibit 10.55 of the 2021 Form 10-K).

10.50	Underwriting Agreement, by and between the Company and Univest Securities, LLC, dated October 24, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 26, 2022).

10.51	Form of Underwriter’s Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 26, 2022).

II-5

10.52+	Employment Agreement, by and between Soluna Holdings, Inc. and Philip F. Patman, Jr, dated as of July 29, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K Report filed with the SEC on August 3, 2022).

10.53	Form of Addendum by and between the Company, Collateral Agent, and each purchaser identified on Schedule A hereto (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2022).

10.54	Form of Securities Purchase Agreement by and among the Company and the purchasers signatory thereto (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2022).

10.55	Form of Leak-Out Agreement by and between the Company and the signatory thereto (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2022).

10.56

At-the-Market Issuance Sales Agreement, dated June 9, 2022, by and between the Company and the Univest Securities, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2022).

10.57	Contribution Agreement by and between Soluna Holdings, Inc., Soluna SLC Fund I Projects Holdco, LLC, Soluna DV Devco, LLC, and Soluna DVSL ComputeCo, LLC, dated as of August 5, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2022).

10.58	Form of Addendum Amendment by and Between the Company and the signatories thereof, dated September 13, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

10.59	Form of Series B Consent by and between the Company and the signatory thereof, dated September 13, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).

10.60	Form of Securities Purchase Agreement by and between the Company and the purchasers named therein, dated December 5, 2022 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2022).

10.61	Form of Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2022).

10.62+	Soluna Holdings, Inc. Third Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2023)

10.63+	Soluna Holdings, Inc. 2023 Stock Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2023)

10.64	Purchase of Membership Interests of Soluna DVSL Computeco LLC dated March 10, 2023 (incorporated by reference from Exhibit 10.64 of the Company’s Form 10-K Report for the year ended December 31, 2022 filed on March 31, 2023 (the “2022 Form 10-K”))

10.65	Fourth Amended and Restated LLC Agreement Soluna DVSL Computeco LLC (incorporated by reference from Exhibit 10.65 of the 2022 Form 10-K)

10.66	Data Facility Lease (incorporated by reference from Exhibit 10.66 of the 2022 Form 10-K)

10.67	Amended and Restated Contribution Agreement dated March 10, 2023 (incorporated by reference from Exhibit 10.67 of the 2022 Form 10-K)

10.68	Power Purchase Agreement with Lighthouse Electric Cooperative, Inc. dated February 24, 2023 (incorporated by reference from Exhibit 10.68 of the 2022 Form 10-K)

10.69	Second Addendum Amendment dated as of March 3, 2023 with Convertible Noteholders (incorporated by reference from Exhibit 10.69 of the 2022 Form 10-K)

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10.70	Second Amended Agreement dated May 11, 2023 (incorporated by reference to Exhibit 10.70 to the Company’s Form 10-Q for the period ended March 31, 2023 (the “ 2023 First Quarter Form 10-Q”)

10.71	Contribution Agreement by and among Navitas West Texas Investments, SPV, LLC, Soluna Computing, Inc., and Soluna DV ComputeCo, LLC dated as May 9, 2023 (incorporated by reference to Exhibit 10.71 to the 2023 First Quarter Form 10-Q)

10.72	Amended and Restated Limited Liability Company Agreement of Soluna DV ComputeCo, LLC dated as May 9, 2023 (incorporated by reference to Exhibit 10.72 to the 2023 First Quarter Form 10-Q)

10.73	Loan and Security Agreement between Soluna DV ComputeCo, LLC and Navitas West Texas Investments, SPV, LLC dated as of May 9, 2023 (incorporated by reference to Exhibit 10.73 to the 2023 First Quarter Form 10-Q)

10.74+	Amended and Restated 2023 Stock Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed on May 30, 2023)

10.75	Dividend Payment Agreement with the holder of the Series B Preferred Stock (incorporated by reference to Exhibit 10.75 to the Company’s Form 10-Q for the period ended June 31, 2023 (the “2023 Second Quarter Form 10-Q”)

10.76	Third Amendment Agreement with the holders of the Company’s Convertible Notes (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2023)

10.77	Amendment to Escrow Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2023)

10.78+	Amended and Restated Employment Agreement dated November 20, 2023 with John Belizaire (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2023)

10.79+	Amendment No. 1 to Employment Agreement with Michael Toporek (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2023)

10.80	Fourth Amendment Agreement with holders of the Company’s Convertible Notes (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2024)

10.81	Employment agreement with John Tunison (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2024)

10.82	Security Agreement between SDI Borrowing – 1, LLC and Soluna2 SLC Fund II Project Holdco LLC, dated as of May 16, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2024)

10.83	Equipment Loan Agreement between SDI Borrowing – 1, LLC and Soluna2 SLC Fund II Project Holdco LLC, dated as of May 16, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2024)

10.84	Form of Common Award Agreement- 2-year vest, 50% per year, no performance (incorporated by reference to Exhibit 10.82 to the Company’s Form 10-Q for the period ended March 31, 2024 (the “2024 First Quarter Form 10-Q”)

10.85	Form of Common Award Agreement- 3-year time vesting (2024 fixed date start) (incorporated by reference to Exhibit 10.83 to the 2024 First Quarter Form 10-Q)

10.86	Form of Common Award Agreement- 3-year time vesting (2025 fixed date start) (incorporated by reference to Exhibit 10.84 to the 2024 First Quarter Form 10-Q)

10.87	Form of Common Award Agreement- 3-year vest, 33% per year, no performance (incorporated by reference to Exhibit 10.85 to the 2024 First Quarter Form 10-Q)

10.88	Form of Common Award Agreement- 4-year vest, 25% per year, no performance (incorporated by reference to Exhibit 10.86 to the 2024 First Quarter Form 10-Q)

10.89	Form of Common Award Agreement- 5-year vest, 20% per year, no performance (incorporated by reference to Exhibit 10.87 to the 2024 First Quarter Form 10-Q)

10.90	Form of Common Award Agreement- Separation vesting (incorporated by reference to Exhibit 10.88 to the 2024 First Quarter Form 10-Q)

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10.91	Form of Preferred Award Agreement- Separation vesting (incorporated by reference to Exhibit 10.89 to the 2024 First Quarter Form 10-Q)

10.92	Form of Preferred Award Agreement- Time vesting, June 1, 2025 Start date (incorporated by reference to Exhibit 10.90 to the 2024 First Quarter Form 10-Q)

10.93	Form of Preferred Award Agreement- Time vesting, Start at 12 months (incorporated by reference to Exhibit 10.91 to the 2024 First Quarter Form 10-Q)

10.94	Form of Preferred Award Agreement- Time vesting, Start at 18 months (incorporated by reference to Exhibit 10.92 to the 2024 First Quarter Form 10-Q)

10.95	Form of Preferred Award Agreement- Time vesting, June 1, 2024 Start date (incorporated by reference to Exhibit 10.93 to the 2024 First Quarter Form 10-Q)

10.96	Master Form of True Up Common Award Agreement- 2-year time based vesting (incorporated by reference to Exhibit 10.94 to the 2024 First Quarter Form 10-Q)

10.97	Master Form of True Up Common Award Agreement- 3-year time based vesting (incorporated by reference to Exhibit 10.95 to the 2024 First Quarter Form 10-Q)

10.98	Master Form of True Up Common Award Agreement- 3-year time vesting (2024 fixed date start) (incorporated by reference to Exhibit 10.96 to the 2024 First Quarter Form 10-Q)

10.99	Master Form of True Up Common Award Agreement- 3-year time vesting (2025 fixed date start) (incorporated by reference to Exhibit 10.97 to the 2024 First Quarter Form 10-Q)

10.100	Master Form of True Up Common Award Agreement- 4-year time based vesting (incorporated by reference to Exhibit 10.98 to the 2024 First Quarter Form 10-Q)

10.101	Master Form of True Up Common Award Agreement- 5-year time based vesting (incorporated by reference to Exhibit 10.99 to the 2024 First Quarter Form 10-Q)

10.102	Master Form of True Up Common Award Agreement- Separation vesting (incorporated by reference to Exhibit 10.100 to the 2024 First Quarter Form 10-Q)

10.103	Side Letter Agreement, dated July 22, 2023 by and between Soluna Digital, Inc. and Soluna2 SLC Fund II Project Holdco LLC (incorporated by reference to Exhibit 10.101 to the Company’s Form 10-Q for the period ended June 30, 2024 (the “2024 Second Quarter Form 10-Q”)

10.104	Payoff Letter between SDI SL Borrowing - 1, LLC and Soluna2 SLC Fund II Project Holdco LLC, dated July 22, 2023 (incorporated by reference to Exhibit 10.102 to the 2024 Second Quarter Form 10-Q)

10.105	Assignment of Equipment and Debt Agreement by and between Soluna DVSL II Computeco, LLC and SDI SL Borrowing – 1, LLC, dated July 22, 2024 (incorporated by reference to Exhibit 10.103 to the 2024 Second Quarter Form 10-Q)

10.106	Assignment of Equipment Agreement by and between Soluna EPC Services, LLC and Soluna DVSL II Computeco, LLC, dated July 22, 2024 (incorporated by reference to Exhibit 10.104 to the 2024 Second Quarter Form 10-Q)

10.107	HPE Greenlake Services Custom Statement of Work, dated June 18, 2024 (incorporated by reference to Exhibit 10.105 to the 2024 Second Quarter Form 10-Q)

10.108#	Promissory Note between Soluna AL Cloudco, LLC and [***], dated June 20, 2024 (incorporated by reference to Exhibit 10.106 to the 2024 Second Quarter Form 10-Q)

10.109#	Note Purchase Agreement by and among Soluna AL Cloudco, LLC, Soluna Cloud, Inc., Soluna Holdings, Inc. and [***] (incorporated by reference to Exhibit 10.107 to the 2024 Second Quarter Form 10-Q)

10.110#	Guaranty Agreement between Soluna Cloud, Inc. and [***] dated June 20, 2024 (incorporated by reference to Exhibit 10.108 to the 2024 Second Quarter Form 10-Q)

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10.111	Standby Equity Purchase Agreement between the Company and YA PN, LTD. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2024)

10.112	Registration Rights Agreement between the Company and YA PN, LTD. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2024)

10.113	Consent, Waiver, and Mutual Release Agreement, dated October 1, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.114	Form of Payment Agreement by and between the Company and Alpha Capital Anstalt, dated October 1, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.115	Form of Payment Agreement by and between the Company and 3i, LP, dated October 1, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.116	Form of Payment Agreement by and between the Company and Supereight Capital Holdings Ltd., dated October 1, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.117	Form of Assignment and Assumption Agreement, dated October 1, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.118	Amendment No. 1 to the Securities Purchase Agreement with the Series B Holder (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2024)

10.119*	General Release Agreement by and between the Company and Univest Securities, LLC, dated October 1, 2024

23.1*	Consent of UHY LLP

23.2*	Consent of Parsons Behle & Latimer (including as part of Exhibit 5.1)

97.1	Soluna 2023 SLNH Clawback Policy (incorporated by reference to Exhibit 97.1 to the 2023 Form 10-K)

107*	Filing Fee Table

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Previously filed

† Management compensatory agreement.

# Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

% The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and Item 1.01, Instruction 4 of Form 8-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (b)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(f) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, New York, on the 16th day of December, 2024.

SOLUNA HOLDINGS, INC.

By:	/s/ John Belizaire
John Belizaire
Chief Executive Officer and Director
(Principal Executive Officer)

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Belizaire	Chief Executive Officer, Director	December 16, 2024
John Belizaire	(Principal Executive Officer)

/s/ John Tunison	Chief Financial Officer	December 16, 2024
John Tunison	(Principal Financial Officer)

*	Chief Accounting Officer	December 16, 2024
Jessica L. Thomas	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	December 16, 2024
Michael Toporek

*	Director	December 16, 2024
William Phelan

*	Director	December 16, 2024
David Michaels

*	Director	December 16, 2024
Matthew E. Lipman

*	Director	December 16, 2024
Thomas J. Marusak

*	Director	December 16, 2024
Edward R. Hirshfield

*	Director	December 16, 2024
William Hazelip

*	Director	December 16, 2024
John Bottomley

/s/ John Tunison
John Tunison, Attorney-In-Fact

II-12